Exhibit 10.14

October 27, 2021

Dave Cotter

Dave.Cotter@leafly.com

Dear Dave,

On behalf of Leafly Holdings, Inc. (“Leafly” or the “Company”), my colleagues and I are pleased to confirm this market adjustment update, effective October 1, 2021.

Base Compensation: This position is salaried, exempt, and is not eligible for overtime. Your salary will be $15,625.00 USD per pay period, which is equivalent to $375,000.00 USD on an annual basis, less payroll deductions and withholdings. You will be paid semi-monthly.

Incentive Compensation:  You will continue to be eligible for an annual discretionary bonus of up to 40% of your annual base salary that may be awarded in cash and/or options at the company’s discretion. Incentive compensation will be based on performance and is awarded solely at the discretion of the company.

Benefits: All terms of your benefits and PTO will remain unchanged.

Policies: As an employee, you will be expected to abide by Company rules, policies and procedures. As a condition of employment, you will need to sign and comply with a Confidential Information and Inventions Agreement and an Arbitration Agreement, among other obligations. In addition, Leafly utilizes the services of an investigative consumer reporting agency to conduct criminal and civil background checks after the initial job offer has been made and to verify employment history.

Termination: Your employment is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Agreement: This letter, together with your Confidential Information and Inventions Agreement forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Leafly Headquarters: 600 1st Ave, Suite LL20, Seattle, WA 98104-2210

Acceptance: We are delighted to be able to extend you this offer and are so pleased to continue working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below.

Congratulations!

Sincerely,

/s/ Dar Levy
Dar Levy

Senior Director, Human Resources

Accepted:
Dave Cotter
NAME

/s/ Dave Cotter
SIGNATURE

Date

Leafly Headquarters: 600 1st Ave, Suite LL20, Seattle, WA 98104-2210